Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

National Health Investors, Inc.

Murfreesboro, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 21, 2023, relating to the consolidated financial statements and schedules and the effectiveness of National Health Investors Inc.’s internal control over financial reporting, of National Health Investors, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Nashville, Tennessee

March 15, 2023